Exhibit 2.2
AGREEMENT AND AMENDMENT TO ASSET PURCHASE AGREEMENT
This Agreement and Amendment to Asset Purchase Agreement (this “Agreement and Amendment”) is dated as of March 29, 2023, with respect to (i) that certain Asset Purchase Agreement (the “F351 Agreement”), dated as of December 26, 2022, by and among Catalyst Biosciences, Inc., a Delaware corporation (“CBIO”), GNI Group Ltd., a company incorporated under the laws of Japan with limited liability (“GNI Group”) and GNI Hong Kong Limited, a company incorporated under the laws of Hong Kong with limited liability (“GNI HK” and collectively with GNI Group, the “GNI Parties”) and (ii) the CBIO Certificate of Designation of Preferences, Rights and Limitations of Series X Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on December 27, 2022 (the “Certificate of Designation”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the F351 Agreement and Certificate of Designation.
RECITALS
WHEREAS, Section 5.7 of the F351 Agreement provides that it may be amended, modified or supplemented by the parties thereto by action taken or authorized by their governing bodies at any time, whether before or after the Buyer Stockholder Approval has been obtained, and by an instrument in writing specifically designated as an amendment thereto, signed on behalf of each of the parties in interest at the time of the amendment; provided, however, that after the Buyer Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the GNI Parties or the stockholders of CBIO, as applicable, without such further approval or adoption.
WHEREAS, as of the date hereof, the GNI Parties hold 12,340 shares of Series X Convertible Preferred Stock and have agreed to extend the deadline for the cash settlement of the Conversion Shares set forth in Section 6(d)(iii) of the Certificate of Designation.
NOW, THEREFORE, in consideration of the premises, and of the mutual agreements contained herein, and intending to be legally bound hereby, CBIO and the GNI Parties hereby agree as follows:
ARTICLE I
AMENDMENT TO F351 AGREEMENT
Section 1.1 Amendments.
(a) The reference to “Form S-4” in the Index of Defined Terms of the F351 Agreement shall be deleted.
(b) The following references shall be added into the Index of Defined Terms of the F351 Agreement:

Proxy Clearance Date	4.1(a)
Resale Shelf Registration Statement	4.1(c)
(c) Section 4.1 of the F351 Agreement is hereby amended and restated as follows:
Preparation of Proxy Statement and Resale Shelf Registration Statement; Stockholders’ Meeting
(a)  As promptly as practicable after the date of this Agreement, Buyer shall (i) file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of Buyer relating to the special meeting of Buyer’s stockholders (the “Buyer Stockholders Meeting”) to be held to consider the Buyer Stockholder Matters and (ii) set a preliminary record date for the Buyer Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith; provided, that it is understood and agreed that the Sellers shall prepare the initial draft of the Proxy Statement. Buyer shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, at such time as reasonably agreed by the Sellers promptly (and in any event within five (5) Business Days) following (x) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Securities Exchange Act or (y) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (the date in (x) or (y), the “Proxy Clearance Date”).
(b)  Buyer covenants and agrees that the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and the DGCL, and (ii) with regard to the information provided in the Proxy Statement by Buyer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(c)  As promptly as practicable following March 29, 2023, Buyer shall file with the SEC a registration statement on Form S-3 or similar short form registration statement that may be available at such time or its successor form, or, if Buyer is ineligible to use Form S-3, a registration statement on Form S-1, for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale of the Buyer Common Stock to be issued pursuant to this Agreement from time to time pursuant to any method or combination of methods legally available to, and requested by, the Sellers (the “Resale Shelf Registration Statement”); provided, that it is understood and agreed that the Sellers shall prepare the initial draft of the Resale Registration Statement. Buyer will advise the Sellers promptly after it receives oral or written notice thereof of the time when the Resale Registration Statement has become effective or any amendment or supplement thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Buyer Common Stock registered on the Resale Registration Statement for offering or sale in any jurisdiction or any oral or written request by the SEC for amendment of the Resale Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. The Sellers covenant and agree that all information concerning the Sellers and the Purchased Assets furnished by the Sellers and included in the Proxy Statement and the Resale Registration Statement will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and the DGCL, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Buyer shall use its reasonable best efforts to have the Resale Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after such filing and to keep the Resale Registration Statement effective until all securities covered by the Resale Registration Statement are sold in accordance with the intended plan of distribution set forth in the Resale Registration Statement or supplement to the prospectus or such securities have been withdrawn. Buyer shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the registration of the Buyer Common Stock and the Sellers shall furnish all information concerning the Sellers as may be reasonably requested in connection with any such action.
(d)  Buyer shall use its reasonable best efforts to respond promptly to any comments or requests of the SEC or its staff relating to the Proxy Statement and the Resale Registration Statement; provided, that any comments or request of the SEC or its staff which relate to disclosures contained in the Proxy Statement or the Resale Registration Statement and which were provided by the Sellers will be promptly addressed by the Sellers. No filing of, or amendment or supplement to, the Proxy Statement or the Resale Registration Statement will be made by Buyer, without providing the Sellers a reasonable opportunity to review and comment thereon and without the Sellers’ prior approval (which shall not be unreasonably withheld, conditioned, or delayed). If at any time prior to the Effective Time any information relating to the Sellers or Buyer, or any of their respective Affiliates, officers or directors, should be discovered by the Sellers or Buyer that should be set forth in an amendment or supplement to either of the Proxy Statement or the Resale Registration Statement, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of Buyer; provided, that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.
(e)  As promptly as practicable after the Proxy Clearance Date, Buyer shall duly call, give notice of, convene and hold the Buyer Stockholders Meeting to consider and vote to approve the Buyer Stockholder Matters pursuant to the terms of this Agreement and the BC Agreement (and such Buyer Stockholders

Meeting shall in any event be no later than forty-five (45) calendar days after the Proxy Clearance Date). Buyer may postpone or adjourn the Buyer Stockholders Meeting solely (i) with the consent of the Sellers; (ii) (A) due to the absence of a quorum or (B) if Buyer has not received proxies representing a sufficient number of shares for the Buyer Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Buyer Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Buyer’s stockholders prior to the Buyer Stockholders Meeting; provided, that Buyer may not postpone or adjourn the Buyer Stockholders Meeting more than a total of two times pursuant to clause (ii)(A) and/or clause (ii)(B) of this Section 4.1(e). Notwithstanding the foregoing, Buyer shall, at the request of the Sellers, to the extent permitted by Law, adjourn the Buyer Stockholders Meeting to a date specified by the Sellers for the absence of a quorum or if Buyer has not received proxies representing a sufficient number of shares for the Buyer Stockholder Approval; provided, that Buyer shall not be required to adjourn the Buyer Stockholders Meeting more than one (1) time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding ten (10) Business Days. Buyer, through the Buyer Board, shall (i) recommend to its stockholders that they vote to approve the Buyer Stockholder Matters, (ii) include such recommendation in the Proxy Statement and (iii) publicly reaffirm such recommendation within 24 hours after a request to do so by the Sellers. Without limiting the generality of the foregoing, Buyer shall use its reasonable best efforts to solicit proxies to obtain the Buyer Stockholder Approval.
(f)  Each Seller agrees that it shall, at the Buyer Stockholders Meeting, however called, or in connection with any written consent of the Buyer Stockholders, vote or consent (or cause to be voted or consented), in person or by proxy, all shares of Buyer Common Stock owned by such Seller (i) in favor of the approval of the Buyer Stockholder Matters and any other actions contemplated by this Agreement and the BC Agreement and any actions required in furtherance hereof and thereof, including delivering a written consent, (ii) against approval of any proposal made in opposition to, or in competition with, the Buyer Stockholder Matters, and (iii) against any other proposal, action, or transaction that would impede, frustrate, prevent or materially delay the consummation of the transactions contemplated by the BC Agreement. Each Seller agrees irreparable damage would occur in the event that such Seller does not perform the provisions of this Section 4.1(f) in accordance with its terms or otherwise breaches such provisions, and accordingly, Buyer would be entitled to the equitable remedies under Section 5.13.
Section 1.2 Effect of Amendment. Except as specifically modified herein, the F351 Agreement remains in full force and effect.
ARTICLE II
AGREEMENT ON CASH SETTLEMENT EXTENSION
Section 2.1 Cash Settlement Extension. As of the date hereof, the GNI Parties hold 12,340 shares of Series X Convertible Preferred Stock. The GNI Parties and CBIO hereby agree to extend the deadline for the cash settlement of the Conversion Shares as set forth in Section 6(d)(iii) of the Certificate of Designation as follows:
(a)  If, at any time after the earlier of (i) receipt of Stockholder Approval or (ii) September 30, 2023, CBIO fails to deliver to the GNI Parties such certificate or certificates, or electronically deliver (or cause its transfer agent to electronically deliver) such shares in the case of a DWAC Delivery, pursuant to Section 6(d)(i) of the Certificate of Designation on or prior to the third (3rd) Trading Day after the Share Delivery Date applicable to such conversion (other than a failure caused by incorrect or incomplete information provided by the GNI Parties to CBIO), then, unless the GNI Parties have rescinded the applicable Notice of Stock Conversion pursuant to Section 6(d)(i) of the Certificate of Designation, CBIO shall, at the request of the GNI Parties, pay an amount equal to the Fair Value (as defined therein) of such undelivered shares, with such payment to be made within two Business Days from the date of request by the GNI Parties, whereupon CBIO’s obligations to deliver such shares underlying the Notice of Stock Conversion shall be extinguished.
(b)  If any of the GNI Parties assigns any or all of its rights, interests and obligations in the Series X Convertible Preferred Stock and/or Conversion Shares to any of its Affiliates, then all references herein to such GNI Party shall be deemed references to such other Affiliate. Any preferences, rights and limitations of Series X Convertible Preferred Stock set forth in the Certificate of Designation will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 2.2 Effect of Agreement. Except as specifically agreed herein, the preferences, rights and limitations of Series X Convertible Preferred Stock set forth in the Certificate of Designation remain unchanged and in full force and effect.
ARTICLE III
GENERAL PROVISIONS
Section 3.1 Counterparts. This Agreement and Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, with the same effect as if the signatures thereto were in the same instrument.
Section 3.2 General Provisions. Article V of the F351 Agreement is hereby incorporated by reference.
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IN WITNESS WHEREOF, the parties have each caused this Agreement and Amendment to be duly executed as of the date first written above.

CBIO:

CATALYST BIOSCIENCES, INC.

By:	/s/ Nassim Usman, Ph.D.
Name: Nassim Usman, Ph.D.
Title: President and Chief Executive Officer
[Signature Page to Agreement and Amendment to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties have each caused this Agreement and Amendment to be duly executed as of the date first written above.

GNI PARTIES:

GNI GROUP LTD.

By:	/s/ Ying Luo
Name: Ying Luo
Title: President and Chief Executive Officer

GNI HONG KONG LIMITED

By:	/s/ Ying Luo
Name: Ying Luo
Title: Director and President
[Signature Page to Agreement and Amendment to Asset Purchase Agreement]